Exhibit 99.1

For Immediate Release: January 25, 2012

For More Information, Contact:

Thomas C. Leonard, Senior Vice President and Chief Financial Officer

Phone: 603-913-2300

Fax: 603-913-2305

Pennichuck Corporation Announces Completion of Merger with the City of Nashua

MERRIMACK, NH (January 25, 2012) – Pennichuck Corporation (NASDAQ: PNNW) today announced that the City of Nashua, New Hampshire (the “City”) completed its acquisition of all of the outstanding voting securities of Pennichuck Corporation (the “Company”) in a merger transaction (the “Merger”). The Merger was effective on January 25, 2012 at 8:31 a.m., Eastern Daylight Time (the “Effective Time”). The Merger occurred pursuant to the Agreement and Plan of Merger, dated as of November 11, 2010, between the Company and the City.

As of the Effective Time, each share of the Company’s common stock was converted into a right to receive $29.00 in cash, without interest.

Prior to the opening of trading on January 25, 2012, NASDAQ suspended trading of Company common stock The Company’s common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at which time the Company no longer will have any obligation to file periodic reports under the Exchange Act.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company’s real estate operations are involved in the ownership, management and environmentally responsible commercialization of real estate in southern New Hampshire. The Company’s website is at www.pennichuck.com.